Exhibit 99.1

March 30, 2020

Dear Fellow Stockholder:

I am writing to share with you recent developments for GTJ REIT surrounding the COVID-19 pandemic.  We believe we are in a sound financial position to weather the pandemic but, it has presented certain challenges for our company.  However, we are taking proactive steps to position us financially to withstand any challenges that may present themselves over the next days, weeks and months ahead.  Two such steps include the suspension of our Share Redemption Program and the termination of our previously announced issuer tender offer.

With respect to our Share Redemption Program, our Board has unanimously approved suspending repurchases under our Share Redemption Program effective as of May 1, 2020.  Our Board determined that it was in GTJ REIT’s best interests to suspend the Share Redemption Program in order to preserve cash in light of the uncertainty resulting from the COVID-19 pandemic.  Our Board will reassess our ability to recommence the Share Redemption Program in future periods and will notify you of any such recommencement. Any unprocessed requests will automatically roll over to be considered for repurchase when the Share Redemption Program is reopened, unless such requests are withdrawn in accordance with the terms of the Share Redemption Program.

We also decided to terminate our previously announced issuer tender offer for approximately $5 Million of our shares as a result of certain conditions to the tender offer not having been satisfied resulting from the COVID-19 pandemic.  As a result of this termination, we will not purchase any shares in the tender offer and all shares previously tendered and not withdrawn will be promptly returned to tendering holders.

We believe the proactive steps we are taking will make us well-positioned to withstand the existing national economic disruption and uncertainty caused by the COVID-19 pandemic.  Our goal is to again be able to provide our stockholders interim liquidity through our Share Redemption Program at some point in the future when the uncertainty surrounding the COVID-19 pandemic subsides.

Our previously declared dividends will be paid as scheduled in April.  Specifically, the supplemental cash dividend of $0.10 per share, payable with respect to the year ended December 31, 2019, will be payable on April 15, 2020, and the dividend of $0.10 per share, payable with respect to the first quarter ended March 31, 2020, will be payable on April 17, 2020.

Please continue to take all necessary precautions to stay safe and healthy.  As always, please feel free to speak with me, Louis Sheinker or Stuart Blau should you have any questions.

Sincerely,

/s/ Paul Cooper
Paul Cooper
Chief Executive Officer

Cautionary Statement Regarding Forward-Looking Statements

This letter may contain “forward-looking statements” within the meaning of the federal securities laws.  Forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words. The information contained in the forward looking statements is inherently uncertain, and the Company’s actual results may differ materially due to a number of factors, many of which are beyond the Company’s ability to predict or control, including, among many others, uncertainties relating to changes in general economic and real estate conditions, uncertainties related to the impact of the recent outbreak of COVID-19, uncertainties relating to the implementation of our real estate investment strategy, uncertainties relating to financing availability and capital proceeds, uncertainties relating to the closing of property acquisitions or dispositions, uncertainties related to the timing and availability of distributions, as well as other risks and uncertainties that could affect the Company’s future operating results which are more fully described in the Company’s Securities and Exchange Commission filings, including the Annual Report Form 10-K for the year ended December 31, 2019, as supplemented by our subsequent filings under the Securities Exchange Act of 1934, as amended. These filings are available at www.sec.gov. The Company expressly disclaims any obligation to update or revise these or any other forward-looking statements to reflect any change in expectations or change in events, conditions, or circumstances on which any such statement is based, unless otherwise required by law.